 GLOBALSTAR ANNOUNCES THIRD QUARTER 2014 RESULTS

Quarterly highlights include increases in total revenue, subscriber additions and Adjusted EBITDA.

Covington, LA - (November 6, 2014) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial results for the three and nine month periods ended September 30, 2014.

THIRD QUARTER FINANCIAL REVIEW

Jay Monroe, Chairman and CEO of Globalstar, commented, “Third quarter 2014 financial results represent yet another successful period marking Globalstar’s resurgence in the MSS industry. We nearly doubled Adjusted EBITDA and materially grew our subscriber base, exemplifying the benefits of the world’s most modern satellite network. Despite the recent unusual market activity in the Company’s stock, we remain focused on our core operations including an expanded footprint, upgrading the existing ground network and developing new products. We also remain focused on expeditiously completing the FCC TLPS approval process.”

Service Revenue

For the three- and nine-month periods ended September 30, 2014, service revenue grew by 9% and 10%, respectively, to $18.5 million and $52.6 million. Globalstar’s total subscriber base as of September 30, 2014 (adjusted for the Duplex subscribers deactivated by the Company earlier this year) grew 14% from the prior year period to nearly 620,000 subscribers. Over the past year, Globalstar added approximately 7,000 net Duplex subscribers, 15,000 net SPOT subscribers and 56,000 net Simplex subscribers.

Growth in Duplex service revenue was the primary driver of increased service revenue. Duplex service revenue was $7.7 million and $20.5 million for the three- and nine-month periods ended September 30, 2014, representing growth of 23% and 25%, respectively, over the comparable prior year periods. The increase in Duplex service revenue was driven by a combination of growth in the number of subscribers and an increase in the average monthly price of service plans across the subscriber base since September 30, 2013. Ending Duplex subscribers as of September 30, 2014 were approximately 66,000 as compared to 59,000 (adjusted) as of September 30, 2013. Duplex ARPU (adjusted) was $40.18 and $37.00 for the three- and nine-month periods, respectively, representing growth of 12% and 18% over the comparable prior year periods.

Increased revenue from our SPOT subscribers also contributed to the increase in total service revenue. SPOT service revenue was $7.5 million during the third quarter of 2014, an increase of 7% compared to the third quarter of 2013. SPOT service revenue for the nine-month period ended September 30, 2014 was $21.6 million compared to $20.9 million for the same period last year. SPOT ARPU was $10.73 and $10.47 for the three-and nine-month periods, respectively, as compared to $10.64 and $10.92 during the prior year periods, after adjusting for a one-time deactivation of approximately 36,000 non-paying SPOT subscribers in Q1 2013. As of September 30, 2014, end of period SPOT subscribers were approximately 236,000, an increase of 7% year over year. Growth in the SPOT subscriber base was driven primarily by new product introductions, including the SPOT Gen3 and SPOT Trace.

Simplex service revenue was $2.0 million and $6.1 million, respectively, during the three-and nine-month period ending September 30, 2014 as compared to $2.1 million and $5.6 million during the same periods last year. The growth in year-to-date Simplex service revenue is attributed to the 26% increase in ending subscribers, offset partially by a decline in the average monthly service plans across the base. As previously announced, the Company has shipped over 10,000 M2M asset monitoring devices to Ecuador’s commercial fishing fleet and expects additional product shipments in 2015. Although Globalstar recognized equipment revenue from these sales in the periods in which the units were shipped, service revenue will be recognized over time as these units are installed.

Equipment Revenue

Revenue from subscriber equipment sales was $4.9 million and $15.3 million, respectively, during the three- and nine-month periods ending September 30, 2014. Compared to last year, this revenue represents a decline of 10% and an increase of 11% for the three and nine month periods, respectively.

Revenue from Duplex and commercial Simplex equipment sales for three-month period ending September 30, 2014 was $1.8 million and $1.6 million, respectively, compared to $2.1 million and $1.9 million in the prior year period. Year-to-date, revenue from Duplex equipment sales was $4.9 million compared to $5.2 million in the prior year period and revenue from commercial Simplex equipment sales was flat. These results were offset partially by significant increases in revenue from the sale of SPOT products. For the three- and nine-month periods, revenue from SPOT equipment sales was $1.6 million and $4.7 million, respectively, an increase of 32% and 52% over the comparable periods in 2013.

The decrease in revenue from Duplex equipment sales during both the three- and nine-month periods resulted from elevated sales of the SPOT Global Phone during 2013. Higher volume sales in the prior year were due to initial trade channel distribution following the product’s release in the second quarter of 2013. Growth in sales of our SPOT products was due to increased demand for SPOT Gen3 and successful penetration of SPOT Trace, a mass market device released in the fourth quarter of 2013. The success of our SPOT products continues to grow as evidenced in part by improving consumer velocity, which is measured by the number of subscriber activations.

Net Income / Loss

The Company reported net income of $129.4 million for the third quarter of 2014 compared to a net loss of $205.0 million for the third quarter of 2013. Net income during the third quarter of 2014 reflected the impact of non-cash gains resulting from a decrease in the value of the Company’s derivative instruments, as well as an improved operating margin compared to the third quarter of 2013. For the nine month period ending September 30, 2014, the Company reported a net loss of $554.9 million compared to a net loss of $356.3 million in the prior year period. The accumulated nine-month loss is due primarily to non-cash adjustments related to the Company’s derivative instruments and losses from the extinguishment of convertible debt.

Adjusted EBITDA

Adjusted EBITDA for the three- and nine-month periods ending September 30, 2014 was $4.8 million and $13.6 million, respectively, an increase of 92% and 72% over the comparable prior year periods. The improvement in Adjusted EBITDA for the three-month period was due to a $0.9 million increase in revenue coupled with a $1.4 million decrease in expenses (excluding EBITDA adjustments). On a year-to-date basis, the growth in Adjusted EBITDA is attributed to a $6.3 million increase in revenue offset partially by a $0.6 million increase in operating expenses (excluding EBITDA adjustments).

OPERATIONAL AND REGULATORY UPDATE

Regulatory Reform for Terrestrial Spectrum Authority

•
In November 2013, the Federal Communications Commission (FCC) proposed rules to enable Globalstar to offer low power terrestrial broadband services over a portion of its licensed MSS spectrum.  Globalstar has termed these services Terrestrial Low Power Service (TLPS).  With the public comment period on these proposed rules ending approximately five months ago, we anticipate that the FCC will take final action in this proceeding in the near future. Post-approval, we plan to seek to establish one or more partnerships to deploy commercial service successfully and promptly.

Expanding Simplex Services in Southern Africa

•
On September 29, 2014, Globalstar announced that, in partnership with Broadband Botswana Internet (BBi), it had commenced construction on a Globalstar gateway in Gaborone, Botswana. This gateway will provide Globalstar's full line of Simplex services, including its SPOT line of affordable personal tracking and life-saving solutions, as well as its line of commercial Simplex tracking and monitoring solutions. The Botswana gateway will also provide telemetry, tracking and control functions in the southern hemisphere for the Second-Generation constellation. Globalstar anticipates that this gateway will be operational by the end of this year and will provide coverage across southern Africa, including the following countries and surrounding blue-ocean areas: Botswana, South Africa, Namibia, Mozambique, Tanzania, Madagascar, Swaziland, Lesotho, Malawi, Angola, Zimbabwe, Rwanda, Burundi and Zambia. The gateway will significantly extend Globalstar's coverage in sub-Saharan Africa and will allow Globalstar to provide near-global SPOT and Simplex services.

Continued Expansion Initiatives in South America - Long-term Agreement in Peru

•
On September 27, 2014, Globalstar executed a long-term operating agreement with partner TE.SA.M. Peru S.A. to ensure quality of service for South America and provide Globalstar with principal operational control. Globalstar will now have the capability to sell directly in this region, which significantly improves the economics of this territory. This is another step in accomplishing Globalstar’s stated goal of expanding Company’s controlled global footprint and was done in a cost-effective manner.

Second-Generation Ground Infrastructure Update

•
On October 22, 2014, Hughes shipped the first two Radio Access Networks, marking a key milestone in the upgrade of Globalstar’s ground stations. Second-Generation upgrades allow for the development of small form factor, consumer friendly mass-market devices with significantly higher data speeds. Rollout is expected to be complete by 2016, with initial installations in North America followed by installations in Europe and Brazil.

7,000 Mile Demonstration of ADS-B Link Augmentation System (ALAS(TM))

•
On September 16, 2014, Globalstar announced the successful completion of a 7,000 mile flight demonstration showcasing the revolutionary ALAS technology. During this flight, the aircraft’s ADS-B data was transmitted over the Globalstar satellite system every second, allowing the aircraft to be tracked real time in flight regardless of whether the aircraft was in range of dedicated ADS-B ground infrastructure.  With this test, Globalstar proved that it can provide a secure, reliable, real-time platform for space-based tracking of aircraft. With its unique architecture and scalable capacity, ALAS has the ability to track any aircraft virtually anywhere on earth.

CONFERENCE CALL

The Company will conduct an investor conference call on November 6, 2014, at 5:00 p.m. EDT to discuss third quarter 2014 financial results.

Details are as follows:
Conference Call:
5:00 p.m. EDT
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (800) 708-4539 (US and Canada), 1 (847) 619-6396 (International) and use the participant pass code 38203511.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. EDT on November 6, 2014. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 3820 3511#.

About Globalstar, Inc.
Globalstar provides mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, flexible airtime service packages and the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. Note that all SPOT products described in this press release are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

 GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Service revenues	$18,511	$17,056	$52,647	$47,854
Subscriber equipment sales	4,930	5,493	15,324	13,863
Total revenue	23,441	22,549	67,971	61,717
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	7,868	8,181	21,926	22,913
Cost of subscriber equipment sales	3,836	4,148	11,240	10,675
Cost of subscriber equipment sales - reduction in the value of inventory	—	—	7,317	—
Marketing, general, and administrative	8,783	9,079	24,799	22,579
Depreciation, amortization, and accretion	21,047	23,715	66,393	66,114
Total operating expenses	41,534	45,123	131,675	122,281
Loss from operations	(18,093)	(22,574)	(63,704)	(60,564)
Other income (expense):
Loss on extinguishment of debt	(12,936)	(63,569)	(39,615)	(110,809)
Loss on equity issuance	—	(2,733)	—	(16,701)
Interest income and expense, net of amounts capitalized	(9,067)	(16,901)	(33,853)	(39,869)
Derivative gain (loss)	166,989	(97,534)	(418,663)	(126,911)
Other	2,586	(1,540)	2,207	(1,125)
Total other income (expense)	147,572	(182,277)	(489,924)	(295,415)
Income (loss) before income taxes	129,479	(204,851)	(553,628)	(355,979)
Income tax expense	89	118	1,255	341
Net income (loss)	$129,390	$(204,969)	$(554,883)	$(356,320)

Income (loss) per common share:
Basic	$0.13	$(0.30)	$(0.61)	$(0.64)
Diluted	0.11	(0.30)	(0.61)	(0.64)

Weighted-average shares outstanding:
Basic	987,668	673,546	914,474	559,515
Diluted	1,189,190	673,546	914,474	559,515

 GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss)	$129,390	$(204,969)	$(554,883)	$(356,320)

Interest income and expense, net	9,067	16,901	33,853	39,869
Derivative (gain) loss	(166,989)	97,534	418,663	126,911
Income tax expense	89	118	1,255	341
Depreciation, amortization, and accretion	21,047	23,715	66,393	66,114
EBITDA	(7,396)	(66,701)	(34,719)	(123,085)

Reduction in the value of inventory	—	—	7,317	—
Non-cash compensation	1,307	1,171	2,694	1,880
Research and development	138	189	304	474
Foreign exchange and other	(2,586)	1,541	(2,207)	1,129
Loss on extinguishment of debt	12,936	63,569	39,615	110,809
Loss on equity issuance	—	2,733	—	16,701
Write off of deferred financing costs	—	—	194	—
Brazil litigation expense accrual	400	—	400	—
Adjusted EBITDA (1)	$4,799	$2,502	$13,598	$7,908

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to a similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

 GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(Dollars in thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Service	Equipment	Service	Equipment	Service	Equipment	Service	Equipment
Revenue
Duplex	$7,687	$1,800	$6,235	$2,124	$20,504	$4,856	$16,443	$5,156
SPOT	7,491	1,603	6,969	1,217	21,566	4,685	20,908	3,081
Simplex	1,986	1,557	2,147	1,856	6,078	4,838	5,596	4,751
IGO	214	130	251	189	789	739	739	665
Other	1,133	(160)	1,454	107	3,710	206	4,168	210
	$18,511	$4,930	$17,056	$5,493	$52,647	$15,324	$47,854	$13,863

	Reported				Reported
Average Subscribers
Duplex	63,774		84,821		74,904		84,775
SPOT	232,658		218,416		228,816		230,722
Simplex	269,110		215,691		252,709		202,907
IGO	38,944		39,859		38,995		40,353

ARPU (1)
Duplex	$40.18		$24.5		$30.42		$21.55
SPOT	10.73		10.64		10.47		10.07
Simplex	2.46		3.32		2.67		3.06
IGO	1.83		2.10		2.25		2.03

	Adjusted (2)				Adjusted (2)
Average Subscribers
Duplex	63,774		58,161		61,574		58,115
SPOT	232,658		218,416		228,816		212,672
Simplex	269,110		215,691		252,709		202,907
IGO	38,944		39,859		38,995		40,353

ARPU (1)
Duplex	$40.18		$35.73		$37.00		$31.44
SPOT	10.73		10.64		10.47		10.92
Simplex	2.46		3.32		2.67		3.06
IGO	1.83		2.10		2.25		2.03

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of income. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)
During the first quarter of 2014, the Company deactivated approximately 26,000 suspended or non-paying Duplex subscribers. Adjusted average subscribers in the table above exclude these 26,000 subscribers from the prior periods for comparability.

During the first quarter of 2013, the Company deactivated approximately 36,000 suspended or non-paying SPOT subscribers. Adjusted average subscribers in the table above exclude these 36,000 subscribers from the prior periods for comparability.